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                                                              Exhibit (d)(7)(ii)

                   THE PRUDENTIAL INVESTMENT PORTFOLIOS, INC.

                      JENNISONDRYDEN ASSET ALLOCATION FUNDS

                   JENNISONDRYDEN CONSERVATIVE ALLOCATION FUND

                     JENNISONDRYDEN MODERATE ALLOCATION FUND

                      JENNISONDRYDEN GROWTH ALLOCATION FUND

                       AMENDMENT TO SUBADVISORY AGREEMENT

        THIS AMENDMENT is made part of the Subadvisory Agreement (the "Agreement") between Prudential Investments LLC ("PI") and Prudential Investment Management, Inc. or its predecessors ("PIM") for each of the above-listed Funds (the "Funds"), each of which are series of The Prudential Investment Portfolios, Inc.

        WHEREAS, as part of an internal reorganization, PIM wishes to transfer its investment advisory duties under the Agreement to a new, wholly-owned subsidiary of PIM known as Quantitative Management Associates LLC ("QMA") and is asking the Fund and PI to agree to amend the Agreement so that PIM's rights and responsibilities are transferred to QMA (the "Transfer");

        WHEREAS, the Fund is registered with the Securities and Exchange Commission as an investment company under the Investment Company Act of 1940 (the "1940 Act");

        WHEREAS, the personnel who perform the services required of PIM under the Agreement will continue to perform the same services after the Transfer;

        WHEREAS, the Transfer in and of itself will not result in a change in the fees or reimbursements required to be paid under the Agreement;

        WHEREAS, in view of the foregoing, the Transfer should not constitute an assignment of the Agreements within the meaning of the 1940 Act and Rule 2a-6 thereunder; and

        WHEREAS, PI and PIM have obtained an opinion of counsel opining that the Transfer will not constitute an assignment within the meaning of the 1940 Act and Rule 2a-6 thereunder; and

        WHEREAS, the Fund's Board of Directors has approved this amendment to the Agreements;

        NOW, THEREFORE, in consideration of the mutual premises and covenants set forth herein, the parties hereby agree as follows:

        1. Effective July 1, 2004 (the "Effective Date"), PIM will transfer to QMA all of its rights and responsibilities under the Agreement, and QMA will assume such rights and responsibilities of PIM, subject to the terms of the Agreement. On the Effective Date, PIM shall be relieved of all of its rights and responsibilities under the Agreement.

        2. All other provisions of the Agreements shall remain in full force and effect.

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        3. PI and PIM each represents and warrants that it possesses the requisite power and authority to enter into and perform its obligations under this amendment.

        4. PIM represents and warrants that it possesses the requisite power, and authority to enter into and perform its obligations under this amendment and that it and QMA are both registered with the U.S. Securities and Exchange Commission as investment advisers pursuant to the Investment Advisers Act of 1940.

        5. PI and PIM together represent and warrant that the Transfer of the Agreement will not constitute an assignment of the Agreements within the meaning of the 1940 Act.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreements to be duly executed by their respective officers thereunto duly authorized.

PRUDENTIAL INVESTMENTS LLC

By:     /s/ Robert F. Gunia
        ------------------------

Name:   Robert F. Gunia

Title:  Executive Vice President



PRUDENTIAL INVESTMENT MANAGEMENT, INC.

By:     /s/ Steve Saperstein
        ------------------------

Name:   Steve Saperstein

Title:  Vice President

QUANTITATIVE MANAGEMENT ASSOCIATES LLC

By:     /s/ James Scott
        ------------------------

Name:   James Scott

Title:  President

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